                                                                    EXHIBIT 99.1

TCI Music and Liberty Media Complete Transaction

TCI Music Renamed Liberty Digital, Inc. Trading Symbol changed to LDIG Moves to Nasdaq National Market Tier

NEW YORK, Sept. 9 /PRNewswire/ -- Liberty Media Group (NYSE: LMG.A and LMG.B) TCI Music, Inc. (Nasdaq:TUNE) announced today that they have completed a transaction pursuant to which:

             -- Liberty contributed to TCI Music substantially all of its internet content and interactive television assets, its rights to provide interactive video services on AT&T's cable television systems and a combination of cash and notes receivable equal to $150 million;

            -- TCI Music issued to a subsidiary of Liberty 109,450,167 shares of its Series B common stock and 150,000 shares of a newly authorized Series B convertible preferred stock having an initial liquidation preference of $150 million, convertible into 25,751,073 shares of Series B common stock; and

             -- TCI Music changed its name to Liberty Digital, Inc. ("Liberty Digital").

As a result of the transaction and assuming conversion of the preferred stock, Liberty holds approximately 12 million shares of Liberty Digital Series A common stock and approximately 197.7 million shares of Liberty Digital Series B common stock resulting in approximately an 95% equity interest and 99% voting interest in Liberty Digital.

The Series B preferred stock to be issued to Liberty is convertible into shares of Series B common stock at $5.825 per share. The assets contributed to Liberty Digital include equity investments in various internet companies such as ACTV, Inc., drugstore.com, iVillage, priceline.com, Quokka.com and Sportsline USA.

In connection with the name change, Liberty Digital will change its trading symbol from "TUNE" to "LDIG" beginning September 10, 1999. Also, effective Friday, September 10, 1999, Liberty Digital Series A common stock will begin trading on the National Market tier of The Nasdaq Stock Market.

In connection with the transaction, Liberty adopted a policy that Liberty Digital will be its primary vehicle to pursue corporate opportunities relating to interactive programming and content related services in the U.S. and Canada, subject to certain exceptions.

The transaction was approved by shareholders of Liberty Digital at its annual meeting held on September 8, 1999.

Liberty Media Group holds interests in a broad range of video programming, communications, technology and internet businesses in the United States, Europe, South America and Asia. Liberty Media Group Class A and Class B Common Stock are traded on the New York Stock Exchange under the symbols LMG.A and LMG.B, respectively.

Liberty Digital, Inc. is a diversified new media company with investments in Internet content and interactive television businesses, as well as music services delivered to commercial and residential customers via cable, satellite, the Internet and other platforms. Liberty Digital's Series A common stock is traded on the National Market tier of The Nasdaq Stock Market under the symbol LDIG.


                                       2